Exhibit 10.24

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to Exclusive License Agreement (“Amendment”) is made effective as of August     , 2010 (“Amendment Effective Date”) by and among Brunangelo Falini, an individual residing at 5/f Via San Giuseppi, 06100, Perugia, Italy (“Falini”), Cristina Mecucci, an individual residing at Strada S. Martino dei Colli-Castiglion della valle 2, 06076, Perugia, Italy (“Mecucci”) (each of Falini and Mecucci are individually and together, “Licensor”) and TrovaGene, Inc., having a place of business at 11055 Flintkote Avenue, San Diego, California 92121, USA (“Licensee”).

RECITALS

A.                    Licensor and Xenomics, Inc. entered into that certain Exclusive License Agreement effective as of May, 2006 (“Agreement”).

B.                      Xenomics, Inc. changed its name to TrovaGene, Inc. in March, 2010.

C.                      Licensee and Licensor now desire to amend the Agreement on the terms and conditions set forth in the Agreement and this Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

1.             Amendment of Milestone and Royalty Terms.  Section 4.2, Section 4.3 and Section 4.4 of the Agreement are each deleted in their entirety and shall be indicated as “intentionally left blank”.

2.             Sublicensing Income.   Section 4.5 of the Agreement is deleted in its entirety and replaced with the following:

4.5           Sublicense Income. During the Royalty Term, Licensee shall pay Licensor (i) ten percent (10%) of all Sublicense Income received pursuant to any sublicenses of Licensed Patent Rights relating to Licensed Products, and (ii) six percent (6%) of all Sublicensee Royalties received pursuant to any sublicenses of Licensed Patent Rights relating to Licensed Products.

4.5.1  “Sublicense Income” shall mean all payments received by Licensee from its Sublicensees as consideration for the grant by Licensee of a sublicense pursuant to Section 2.1.2, excluding (a) payments made by a Sublicensee in consideration of the issuance of equity or debt securities of Licensee (b) payments made by a Sublicensee which are required to be used to support or fund research and development activities to be undertaken by Licensee pursuant to a budget for sponsored research which has been agreed to with the Sublicensee and based on full-time equivalent or other cost-accounting methodologies that are consistent with then current industry practices and (c) Sublicense Royalties.

New Section 4.5.2 is added to the Agreement as follows:

4.5.2        “Sublicense Royalties” shall mean all royalty payments received by Licensee from Sublicensees (including minimum annual royalties) payable pursuant to the grant by Licensee of a sublicense pursuant to Section 2.1.2, and excluding Sublicense Income.

3.             Payment of Royalties.  Section 1.11 and Section 4.7.1 of the Agreement are each amended as follows, with additions indicated by double underline, and deletions indicated by ~~strikethrough~~:

1.11“Net Sales” shall mean the amount received by Licensee for all Licensed Products sold by Licensee, its affiliates or Sublicensees to Third Parties throughout the Territory during each calendar ~~quarter~~ year, less the following amounts incurred or paid by Licensee or its affiliates or Sublicensees during such calendar ~~quarter~~ year with respect to sales of Licensed Products regardless of the calendar ~~quarter~~ year in which such sales were made: (a) normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates actually allowed and taken, administrative or other fees or reimbursements or similar payments to wholesalers or other distributors, buying groups, or other institutions; (b) sales commission fees paid to Third Parties; (c) freight, postage, shipping, and insurance expenses (if separately identified in such invoice); (d) customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount; (e) any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (f) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); (g) fully loaded manufacturing costs, materials, labor, overhead and costs of distribution and (h) any amounts paid to Third Parties as licensing, royalties or similar fees.   “Net Sales” shall not include sales or transfers between Licensee and its affiliates or Sublicensees, unless the Licensed Product is consumed by the affiliate or Sublicensee.

4.7.1        Payment of Royalties.  Unless otherwise expressly provided, Licensee shall make any royalty payments owed to Licensor hereunder in arrears, within sixty (60) days from the end of each ~~quarter~~ calendar year in which such payment accrues.  For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the date the Licensed Product is invoiced and paid for in full by the purchaser.  Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar ~~quarter~~ year covered by such statement, specifying:  the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section and the royalties payable in United States Dollars.

4.             No Other Changes.  All other terms and conditions of the Agreement not modified in this Amendment will remain in full force and effect as provided for in the Agreement.  All capitalized terms used herein shall have the meanings set forth in the Agreement, except as otherwise defined in this Amendment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Exclusive License Agreement to be executed by their duly authorized representative.

LICENSOR:

By:
Brunangelo Falini, an individual

By:
Cristina Mecucci, an individual

LICENSEE:

TROVAGENE, INC.

By:
Name:
Title: